Exhibit 11

CALCULATION OF EARNINGS PER SHARE

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	Sept. 25, 2005	Sept. 26, 2004	Sept. 25, 2005	Sept. 26, 2004
Basic earnings:
Income from continuing operations	$274,615	$304,846	$867,990	$923,444
Discontinued operations:
Income from the operation of discontinued operations, net of tax	3,639	5,363	14,644	15,605
Gain on disposal of newspaper businesses, net of tax	18,755	—	18,755	—

Net income	$297,009	$310,209	$901,389	$939,049

Weighted average number of common shares outstanding	242,874	261,146	247,120	267,898

Earnings from continuing operations per share - basic	$1.13	$1.17	$3.51	$3.45
Discontinued operations per share - basic	0.01	0.02	0.06	0.06
Gain on disposal of newspaper businesses per share - basic	0.08	—	0.08	—

Basic earnings per share	$1.22	$1.19	$3.65	$3.51

Diluted earnings:
Income from continuing operations	$274,615	$304,846	$867,990	$923,444
Discontinued operations:
Income from the operation of discontinued operations, net of tax	3,639	5,363	14,644	15,605
Gain on disposal of newspaper businesses, net of tax	18,755	—	18,755	—

Net income	$297,009	$310,209	$901,389	$939,049

Weighted average number of common shares outstanding	242,874	261,146	247,120	267,898
Dilutive effect of outstanding stock options and stock incentive rights	1,139	2,658	1,633	2,964

Weighted average number of shares outstanding, as adjusted	244,013	263,804	248,753	270,862

Earnings from continuing operations per share - diluted	$1.13	$1.16	$3.49	$3.41
Discontinued operations per share - diluted	0.01	0.02	0.06	0.06
Gain on disposal of newspaper businesses per share - diluted	0.08	—	0.08	—

Diluted earnings per share	$1.22	$1.18	$3.62	$3.47